EXHIBIT 10.1

FORM OF CHANGE-IN-CONTROL AGREEMENT

THIS IS A CHANGE-IN-CONTROL AGREEMENT (the “Agreement”), effective as of _____________, between West Pharmaceutical Services, Inc., a Pennsylvania corporation, (the “Company”) and [EXECUTIVE OFFICER NAME] (the “Executive”).
WHEREAS, the Company, on behalf of itself and its shareholders, wishes to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company. The Board of Directors of the Company (the “Board”) believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive’s attention and dedication to the Executive’s assigned duties currently and in the event of any threatened or pending Change in Control, and to provide the Executive with competitive compensation arrangements; therefore, the Board has caused the Company to enter into this Agreement (i) to ensure the Executive of individual financial security in the event of a Change in Control, and (ii) to provide such protection in a manner which is competitive with that of other corporations.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)
“Cause” means (i) an act or acts of dishonesty taken by the Executive, (ii) repeated failure by the Executive of the Executive’s duties and obligations as an employee and officer of the Company which are demonstrably willful and deliberate on the Executive’s part and which are not remedied after the receipt of written notice from the Company, (iii) the conviction of the Executive of a felony, or (iv) an intentional breach of the Company’s Code of Business Conduct which is materially and demonstrably injurious to the Company.

(c)
“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)	Any Person, other than:

(1)	the Company,

(2)	any Person who on the date hereof is a director or officer of the Company, or

(3)	a trustee or fiduciary holding securities under an employee benefit plan of the Company,

is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)
During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election, of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least three-fourths of the directors then in office who were directors at the beginning of the period; or

(iii)
The shareholders of the Company approve: (1) a plan of complete liquidation of the Company; or (2) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction.

(iv)
No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition initiated by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change in Control.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)
“Constructive Termination” means, in connection with a Change in Control, during the period commencing with the announcement of a Change in Control through the two-year period following the Effective Date (the “CT Period”), the occurrence of any of the following events unless the Executive has consented in writing or provided a written waiver to that effect:

(i)
The Company or its successor in interest requires the Executive to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of the Executive’s authority or duties from, those assigned to or held by the Executive on the commencement of the CT Period, including reporting to an individual whose scope of responsibilities and authority is not as large as the person to whom the Executive reported prior to the Change in Control Event;

(ii)	A material reduction in the Executive’s: (1) annual base salary, or (2) short term incentive target compensation;

(iii)
A relocation of the Executive’s site of employment to a location that lengthens the Executive’s one-way commuting distance to his principal place of employment by 50 or more miles from the Executive’s site of employment on the Effective Date;

(iv)
A material reduction in the package of employment benefits offered to the Executive as of the commencement of the CT Period, unless such reduction is applicable on a broad basis to similarly-situated employees of the Company; or

(v)	A successor of the Company does not assume the Company’s obligations under this Agreement, or any other agreement entered into by the Executive and the Company, expressly or as a matter of law.

Notwithstanding the above, Constructive Termination will only be deemed to have occurred if the Executive (i) has served written notice to the Company or its successor in interest that a right of Constructive Termination has accrued in favor of the Executive within forty-five (45) calendar days of the initial existence of the basis for Constructive Termination, (ii) the Company or its successor in interest does not remedy such condition within thirty (30) calendar days of its receipt of such notice, and (iii) the Executive terminates employment within sixty (60) calendar days after the expiration of the 30-day remedy period.

(f)
“Defined Contribution Plan” means the Company’s 401(k) Plan, the Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar defined contribution plans established from time to time that may allow executive officers to defer taxation of compensation.

(g)	“Payment” means:

(i)	any amount due or paid to the Executive under this Agreement,

(ii)	any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its Subsidiaries, and

(iii)
any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its Subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (1) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (2) the acceleration of the time at which any payment or benefit is receivable by the Executive or (3) any contingent severance or other amounts that are payable to the Executive.

(h)
“Person” means any individual, corporation or other entity and any group as such term is used in Section 13 (d) (3) or 14 (d) (2) of the Exchange Act. Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

(i)	which that person owns directly, whether or not of record, or

(ii)	which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii)
which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv)
which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company.
The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii), (iii) and (iv) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(i)	“Regulations” means the proposed, temporary and final regulations under Sections 4999, 280G or 409A of the Code or any successor provisions thereto, as applicable.

(j)	“Retirement Plan” means the West Pharmaceutical Services, Inc. Employees’ Retirement Plan and any successor plan thereto.

(k)
“Separation from Service” is the date on which the Executive ceases to be employed by the Company or any of its Subsidiaries or Affiliates for any reason and, to the extent that Section 409A of the Code applies to the Payments under this Agreement, shall be the date that the Executive incurs a “separation from service” as defined in that Code section and the Regulations.

(l)	“Subsidiary” has the meaning ascribed to the term by Section 425(f) of the Code.

2.	Termination Following a Change in Control.

(a)	Subject to Section 2(b), the Executive will be entitled to the benefits specified in Section 3 if,

(i)
at any time within two years after a Change in Control has occurred, a Separation from Service occurs due to: (1) an involuntary termination of the Executive’s employment by the Company other than for Cause, or (2) as a result of the Executive’s resignation at any time following the Executive’s Constructive Termination;

(ii)
the Company signs an agreement, the consummation of which would result in the occurrence of a Change in Control, and then, a Separation from Service occurs due to (1) an involuntary termination of employment by the Company other than for Cause, or (2) the Executive’s resignation at any time following the Executive’s Constructive Termination occurring after the date of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to the expiration or termination of such agreement).

(b)	The Executive will not be entitled to the benefits specified in Section 3 if the Executive’s employment terminates as a result of Cause.

(c)
The Executive shall have no right to the benefits described in Section 3 unless the Executive executes a settlement and release in a form that is typical of that used by the Company in connection with the termination of employment of its senior-most executives prior to the announcement of the Change in Control provided, however, that settlement and release shall not amend or limit any right or obligation of Executive hereunder.

3.
Benefits Payable Upon Termination of Employment. Following a Separation from Service due to a termination of employment described in Sections 2(a) or (b), the Executive will be entitled to the following benefits:

(a)	Severance Compensation. The Executive will be entitled to severance compensation in an amount equal to two times the sum of:

(i)	the Executive’s highest annual base salary rate in effect during the year of the termination of the Executive’s employment, plus

(ii)	the target short term incentive compensation for the Executive in the year in which the termination of employment becomes effective.

Except as set forth in Section 3(f) hereof, the severance compensation paid hereunder will not be reduced to the extent of any other compensation for the Executive’s services that the Executive receives or is entitled to receive from any other employment consistent with the terms of this Agreement.

(b)	Incentive Compensation. The Executive will receive payout on short and long term incentives as follows:

(i)
If the Executive’s employment is terminated prior to the normal payout date for short term incentive compensation for the fiscal year immediately preceding the year of termination of employment, the Executive will be paid such short-term compensation as earned in accordance with the terms of the plan or, if it is not possible to calculate said award, then at target;

(ii)
For the year in which the Executive’s employment is terminated, the executive will receive non-equity, cash-settled short-term incentive compensation at target but subject to pro ration based on the number of calendar days the Executive was employed during such year divided by 365; and

(iii)
For the year in which the Executive’s employment is terminated, the executive will receive non-equity, cash-settled long-term incentive compensation at target but subject to pro ration based on the number of calendar days the Executive was employed during the relevant performance period divided by the number of days in the entire original performance period.

(c)	Equivalent of Vested Defined Contribution Plan Benefit. The Company will pay to the Executive the difference, if any, between

(i)
the benefit the Executive would be entitled to receive under the Defined Contribution Plan if the Company’s contributions to the Defined Contribution Plan were fully vested upon the Separation from Service, and

(ii)	the benefit the Executive is entitled to receive under the terms of the Defined Contribution Plan upon the Separation from Service.

Any such benefit will be payable at such time and in such manner as benefits are payable to the Executive under the Defined Contribution Plan.

(d)
Unvested Equity Awards. All stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested, will vest in full immediately upon the Separation from Service. If such unvested awards are dependent upon achievement of performance goals, those goals will be deemed to be satisfied at the target level. The provisions of this Section 3(d) will supersede the terms of any such grant or award made to the Executive under any such plan or arrangement to the extent there is an inconsistency between the two. For the purpose of this paragraph, the definition of Company shall include the Affiliate of the acquiring entity that may be the grantor of equity awards granted to the Executive.

(e)
Employee and Executive Benefits. The Executive will be entitled to a continuation of all hospital, medical, dental, and similar insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which the Executive was entitled on the date of the announcement of a Change in Control or on the date of Constructive Termination of the Executive’s employment (whichever benefits are more favorable to the Executive) until the earlier of:

(i)	a period of 24 months after the Separation from Service, or

(ii)	the Executive’s eligibility for similar benefits with a new employer.

Assistance in finding new employment will be made available to the Executive by the Company if the Executive so requests subject to a limit of $50,000 and use of an outplacement service provider approved by the Company.

(f)
No Duplication of Payments. If Executive is entitled to receive any Payment under this Agreement, the Executive shall not also be entitled to receive severance payments under any other plan, program or agreement with the Company.

(g)
Payment of Severance Compensation. The severance compensation set forth in Section 3(a) will be payable in 24 equal monthly installments commencing on the first day of the month following the month in which the Separation from Service occurs. Notwithstanding the above, in the event that the Executive is a “specified employee” within the meaning of Code Section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Separation from Service and all remaining monthly installments shall be paid monthly.

4.	Excise Tax Limitation.

(a)
Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash Payments shall first be reduced (if necessary, to zero), then (ii) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero,) and finally (iii) all other non-cash Payments relating to equity and incentive plans shall be reduced.

(b)
Determination of Application of the Limitation. Subject to the provisions of Section 4(c), all determinations required under this Section 4 shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the Separation from Service or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company.

(c)
Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(a). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(c) and/or Section 4(e) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed. Notwithstanding the above, to the extent required to avoid the penalty taxes and interest payable under Section 409A of the Code, if the Executive is a “specified person” within the meaning of that Code section, the Advance shall be delayed until the date that is six months following the Separation from Service.

(d)
Repayments. If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive.

(e)
Further Assurances. The Company shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to the Executive resulting from any Advance or action taken on the Executive’s behalf by the Company hereunder. Subject to the last sentence of Section 4(c), the Company shall pay all reasonable and documented legal fees and expenses incurred under this Section 4 and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 4(b).

5.
Legal Fees. The Company will pay all reasonable and documented legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement.

6.
Payments Final. In the event of a termination of the Executive’s employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, and any other agreement between the Company and the Executive in effect at that time and by any other applicable plan of the Company in which the Executive then participates, will constitute the entire obligation of the Company to the Executive, and performance of that obligation will constitute full settlement of any claim that the Executive might otherwise assert against the Company on account of such termination. The Company’s obligation to pay the Executive under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including without limitation, any set-off, counterclaim, defense or other rights the Company may have against the Executive or anyone else as long as the Executive is not in breach of the Executive’s obligations under this Agreement.

7.	Non-Competition.

(a)
During the two-year period following the Executive’s termination of employment covered by this Agreement, the Executive will not, and will not permit any of the Affiliates of a Person employing Executive (as defined below), or any other Person, directly or indirectly, to:

(i)
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company's Business (as defined below) in the United States (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

(ii)
serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company's Business in the United States;

(iii)
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity within one year prior to such solicitation, employment, interference or enticement; or

(iv)	approach, solicit or compete directly or indirectly with the Company or any Subsidiary or any Person which at any time during the 12 months immediately preceding the Termination Date:

(1)	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

(2)
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under the direct control of the Executive had personal contact on behalf of the Company or any Subsidiary; or

(3)
was a Person with whom the Executive had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

(b)
The "Company's Business" means: (i) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (ii) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which the Executive has been actively involved.

8.
Confidentiality and Enforcement. Executive’s obligations under any Confidentiality and Non-Disclosure Agreements with the Company and the non-compete agreement described in Section 7 (collectively, the “Material Ancillary Agreements”) are hereby affirmed. A breach of any Material Ancillary Agreements is a breach of this Agreement and all Payments and obligations of the Company under this Agreement shall cease in the event of the breach of those Material Ancillary Agreements. The Executive acknowledges that a breach of the covenants contained in this Agreement and the Material Ancillary Agreements and incorporated by reference into this Agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Company may contact any Person with or for whom the Executive works after the Executive’s employment by the Company ends and may send that Person a copy of those agreements and/or this Agreement. In consideration of the benefit of having the protection afforded by this Agreement, the Executive agrees that the provisions of the Material Ancillary Agreements apply to the Executive, and the Executive will be bound by them, whether or not a Change in Control occurs or the Executive actually receives the benefits specified in Section 3.

9.
Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan or program.

10.
Full Settlement. Except to the extent specifically provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Payments under this Agreement shall be subject to the Company’s Incentive Compensation Recovery (Clawback) Policy attached as Exhibit I (and deemed to be incentive compensation for the purposes of that Policy). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest.

11.
Duration of Agreement. This Agreement shall commence on the date first above written and will continue until terminated by the mutual written consent of the Executive and the Company or the first anniversary of said date, whichever shall first occur, provided, however, that the term hereof shall automatically be renewed for subsequent one year terms unless terminated unilaterally by either party with sixty (60) days written notice to the other; further provided, however, that unilateral termination is not permitted should a Change in Control have been announced.

12.
Notices. Each party giving or making notice, request, demand or other communication (each, a “Notice”) under this Agreement shall give the Notice in writing and use one of the following methods of delivery: personal delivery, registered or certified mail with return receipt requested, nationally recognized overnight courier, fax or e-mail. Such Notice shall be addressed to the last address provided by the party receiving Notice. Notices are not effective unless compliant with this Section and provided within the timeframes required in this Agreement.

13.	Successors.

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(c)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.	Miscellaneous.

(a)
This Agreement will be binding upon and inure to the benefit of the Executive, the Executive’s personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)	The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be waiver of such provision or any other provision thereof.

(d)
The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will”, and, prior to the effective date, may be terminated by either the Executive or the Company at any time. Except as stated in Section 2, upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an officer of the Company, in each case, prior to the effective date of this Agreement, there shall be no further rights under this Agreement.

(e)
Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable. The invalidity or unenforceability of any provision of this Agreement (or the Material Ancillary Agreements) shall in no way affect the validity or enforceability of any other provision hereof.

(f)	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(g)
This Agreement together with the Material Ancillary Agreements constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and the Executive with respect to such matters including under the Executive’s Change-in-Control Agreement with the Company executed prior to the date hereof (if any).

(h)	This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WEST PHARMACEUTICAL SERVICES, INC.

By:
Annette F. Favorite - SVP, CHRO